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Exhibit 5.6

Barristers & Solicitors / Patent & Trade-mark Agents
Norton Rose Fulbright Canada LLP
June 29, 2017	400 3rd Avenue SW, Suite 3700 Calgary, Alberta T2P 4H2 CANADA
F: +1 403.264.5973
nortonrosefulbright.com

To:	Centennial Gas Liquids ULC, and NGL Crude Canada ULC 6120 South Yale, Suite 805 Tulsa, OK, USA 74136

Dear Ladies and Gentlemen:

Centennial Gas Liquids ULC
NGL Crude Canada ULC

        We have acted as special Alberta counsel to Centennial Gas Liquids ULC (Centennial) and NGL Crude Canada ULC (NGL Crude), each an Alberta unlimited liability corporation (the Alberta Guarantors), in connection with the guarantee by the Alberta Guarantors of certain obligations of NGL Energy Partners LP (the Partnership) and NGL Energy Finance Corp. (the Co-Issuer and together with the Partnership, the Issuers), under their 6.125% Senior Notes due 2025 (the Old Notes). Exchange notes are to be issued pursuant to an exchange offer (the Exchange Offer) in exchange for a like principal amount of the Old Notes (the Exchange Notes). The Old Notes are, and the Exchange Notes will be, governed by the indenture dated as of February 22, 2017 (the Indenture), by and among, inter alios, the Partnership, the Co-Issuer, the subsidiaries of the Partnership party thereto, the Alberta Guarantors and U.S. Bank National Association, as trustee (the Trustee).

A.    Jurisdiction

        Our opinions below are expressed only with respect to the laws of the Province of Alberta (the Jurisdiction) and the laws of Canada applicable therein. Any reference to the laws of the Jurisdiction includes the laws of Canada that apply in the Jurisdiction.

        Our opinions are expressed with respect to the laws of the Jurisdiction in effect on the date of this opinion. We have no responsibility or obligation to: (i) update this opinion, (ii) take into account or inform the addressees, or any other person of any changes in law, facts or other developments subsequent to this date that do or may affect the opinions we express or (iii) advise the addressees or any other person of any other change in any matter addressed in this opinion. Nor do we have any responsibility or obligation to consider the applicability or correctness of this opinion to any person other than the addressees.

B.    Scope of Examination

        In connection with the opinions expressed in this letter we have considered such questions of law and examined originally executed, photo copies or facsimiles of such public and corporate records, certificates and other documents and conducted such other examinations as we have considered necessary for the purposes of the opinions expressed in this letter.

        In expressing the opinions in this letter, we have examined an executed copy of the Indenture, and examined and relied upon:

  (a)
  an Alberta Corporate Registry Certificate of Status in respect of Centennial (the Centennial Certificate of Status);

  (b)
  an Alberta Corporate Registry Certificate of Status in respect of NGL Crude (the NGL Crude Certificate of Status, and together with the Centennial Certificate of Status, the Certificates of Status);

  (c)
  an Officer's Certificate in respect of Centennial (the Centennial Officer's Certificate);

  (d)
  an Officer's Certificate in respect of NGL Crude (the NGL Crude Officer's Certificate, and together with the Centennial Officer's Certificate, the Officer's Certificates); and

  (e)
  the registration statement on Form S-4, filed by, inter alios, the Issuers with the United States Securities and Exchange Commission (the Commission) on June 29, 2017 (the Registration Statement), relating to the Exchange Offer, including the prospectus constituting a portion thereof.

C.    Assumptions and Reliances

        For purposes of the opinions expressed in this letter, we have assumed:

  (a)
  the Alberta Guarantors are wholly owned subsidiaries of the Partnership, and the Partnership owns, directly or indirectly, all of the issued and outstanding shares in all intermediate holding corporations;

  (b)
  the legal capacity of all individuals, the genuineness of all signatures and the authenticity of all documents submitted to us as originals and the conformity to authentic original documents of all documents submitted to us as copies;

  (c)
  as to any facts material to the opinions and statements expressed herein that we did not independently establish or verify, we have relied, to the extent we deem appropriate, upon oral or written statements and representations of officers and other representatives of the Alberta Guarantors and statements and certifications of public officials and others;

  (d)
  all facts set forth in the Officer's Certificates are complete, true and accurate; and

  (e)
  the Indenture has not been amended or otherwise modified.

        In expressing our opinion set forth in paragraph 1 below, we have relied, with your permission, solely on the Certificates of Status.

D.    Opinions

        On the basis of the foregoing and subject to the qualifications and limitations expressed herein, we are of the opinion that:

  1.
  The Alberta Guarantors validly exist as unlimited liability corporations under the laws of the Province of Alberta.

  2.
  The Alberta Guarantors have the corporate power and authority under the laws of Alberta to execute and deliver, and to incur and perform all of their obligations, under the Indenture.

  3.
  The Indenture has been duly authorized, executed and delivered by the Alberta Guarantors.

E.    Administrative Matters

        This opinion letter is rendered as of the date first set forth above, and we express no opinion as to circumstances or events which may occur subsequent to such date. We disclaim any obligation to update this opinion letter after such date or to advise you of changes of facts stated or assumed herein or any subsequent changes in any law.

        We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required by the Securities Act of 1933, as amended, or the rules and regulations promulgated thereunder.

Yours very truly,

/s/ Norton Rose Fulbright Canada LLP

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  Exhibit 5.6